UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2012

ICONIX BRAND GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10593	11-2481903
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1450 Broadway, New York, New York		10018
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 730-0030

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 24, 2012, Iconix Brand Group, Inc., a Delaware corporation (“Iconix” or the “Registrant”), Umbro IP Holdings LLC, a Delaware limited liability company (“US Buyer”), Iconix Luxembourg Holdings SÀRL, a Société à responsabilité limitée registered in The Grand Duchy of Luxembourg ( “Global Buyer”), Umbro International Limited, a company incorporated in England (“Seller”), Nike Global Services Pte. Ltd. a company incorporated in Singapore (the “International Subsidiary”) and NIKE, Inc., an Oregon corporation (“Parent”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which the Registrant agreed to purchase from Parent, through its indirect and wholly-owned subsidiaries, Seller and International Subsidiary, all of its intellectual property rights and licenses and certain other related assets relating principally or exclusively to the Umbro brand name (the “Purchased Assets”).

In accordance with the terms of the Purchase Agreement, the Registrant will pay to Seller $225,000,000 in cash, of which $6,750,000 was deposited by the Registrant into an escrow account to be held until the Closing Date, or, if the Purchase Agreement shall be terminated under certain circumstances, until the date of such termination.

In accordance with the terms of the Purchase Agreement, Parent, Seller and International Subsidiary will deliver or will cause to be delivered all right, title and interest in the intellectual property forming a part of the Purchased Assets that (i) are US Assets, as defined in the Purchase Agreement, to US Buyer and (ii) are Global Assets, as defined in the Purchase Agreement, to Global Buyer.

The Purchase Agreement contains customary representations, warranties and covenants, and the transactions contemplated by the Purchase Agreement are subject to customary closing conditions. Iconix and the Seller have each agreed, subject to certain limitations, to indemnify the other for damages arising from the breach of its representations, warranties, covenants or obligations in the Purchase Agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 24, 2012, Yehuda Shmidman resigned as the Chief Operating Officer of Iconix. Mr. Shmidman resigned to pursue other opportunities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICONIX BRAND GROUP, INC. (Registrant)

By:	/s/ Warren Clamen
	Name:	Warren Clamen
	Title:	Executive Vice President and Chief Financial Officer

Date: October 26, 2012